Exhibit 99.1

News Release

2 North Riverside Plaza, Suite 1300 • Chicago IL 60606 • 800-458-2235 • www.freightcaramerica.com

MEDIA CONTACT	Thomas P. McCarthy
TELEPHONE	(800) 458-2235

FOR RELEASE	October 4, 2013

FreightCar America, Inc. Names Joseph McNeely Chief Executive Officer

CHICAGO, October 4, 2013 – FreightCar America, Inc. (NASDAQ: RAIL) today announced that its Board of Directors has appointed Joseph (Joe) E. McNeely, its current President and Chief Operating Officer, as Chief Executive Officer, effective immediately. Mr. McNeely will continue to serve as President and will also join the Board of Directors. Mr. McNeely succeeds Ed Whalen, who is retiring as Chief Executive Officer of the company and resigning from its Board of Directors. Mr. Whalen will remain as an employee of FreightCar America through December 31, 2013, providing transition and consultative services.

“We are extremely pleased to name Joe as CEO and have him join the Board,” said William D. Gehl, Chairman of the Board. “Over the past few months as President and COO, and in his prior position as CFO, Joe has demonstrated outstanding leadership skills, a deep understanding of our industry and operations, and solid financial expertise. Based on his proven leadership and experience, Joe is the ideal person to take the reins as CEO and guide the company forward, and I look forward to working with him as we continue to execute on our long-term growth strategy.”

Gehl added, “On behalf of the Board, I would also like to thank Ed for his invaluable contributions to FreightCar America. During his tenure, he helped position the company for long-term success – not only did he oversee the expansion of our product line, but he effectively guided FreightCar America through the industry downturn and subsequent recovery, while maintaining the company’s financial strength. We are grateful for all of his hard work and dedication and wish him all the best in his retirement. “

Mr. Whalen said, “Over the past few years, Joe has played an integral role in developing and implementing the company’s strategic initiatives and effectively leading our efforts to manage costs and maximize operational efficiencies. I am confident that Joe is the right person to lead the company into the future. I am grateful to have had the opportunity to lead this great company and would like to thank my fellow employees for their hard work and support over my twenty-two years at FreightCar America.”

Mr. McNeely, said, “I am honored to lead FreightCar America at this important time. We have made substantial progress on many fronts, and I look forward to continuing to execute on our key initiatives, including expanding our non-coal car products and growing the company’s railcar parts and services offerings. We have a great team, and I am excited to work with the Board, management, and our employees as we build on our strong foundation to drive future growth and shareholder value.”

Mr. McNeely joined FreightCar America as Chief Financial Officer in September 2010 and was named President and Chief Operating Officer in May 2013. Prior to joining FreightCar America, Mr. McNeely served as Vice President Sales and Marketing of Mitsui Rail Capital, LLC., where he focused on railcar leasing sales and marketing, business development, and diversification of their railcar product portfolio. Previously, Mr. McNeely held positions at GATX Corporation, including Vice President Finance for GATX Rail. Prior to GATX, he spent 12 years at Arthur Andersen LLP.

FreightCar America, Inc. manufactures railroad freight cars, supplies railcar parts, leases freight cars through its JAIX Leasing Company subsidiary, and provides railcar maintenance, repairs and management through its FreightCar Rail Services, LLC subsidiary. FreightCar America designs and builds coal cars, bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has facilities in the following locations: Clinton, Indiana, Cherokee, Alabama, Danville, Illinois, Lakewood, Colorado, Grand Island, Nebraska, Hastings, Nebraska, Johnstown, Pennsylvania, and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.

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